Exhibit 23.2

CONSENT OF WOOD CANADA LIMITED

The undersigned hereby consents to the inclusion in or incorporation by reference in the prospectus supplement to the registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission (“SEC”), of references to Wood Canada Limited’s name and to the use of, or the incorporation by reference of, (i) the technical report summary titled “Arctic Project, S-K 1300 Technical Report Summary, Ambler Mining District, Alaska” dated effective November 30, 2022 (the “Arctic TRS”) and (ii) the technical report summary titled the “S-K 1300 Technical Report Summary on the Initial Assessment of the Bornite Project, Northwest Alaska, USA” dated November 30, 2024 (the “Bornite TRS”), and the use of scientific and technical information prepared by Wood Canada Limited, including any mineral reserve and mineral resource estimates, from the Arctic TRS and mineral resource estimates from the Bornite TRS (collectively, the “Technical Information”), which comply with the requirements under Subpart 1300 of Regulation S-K promulgated by the SEC, including extracts from or summaries of the Technical Information.

DATED: May 27, 2025

On behalf of Wood Canada Limited

/s/ Greg Gosson
Name: Greg Gosson
Title: Technical Director, Geology & Compliance and authorized signor for Wood Canada Limited